EXHIBIT 99.1

FirstEnergy Corp. 76 South Main Street Akron, Ohio 44308 www.firstenergycorp.com	For Release: October 30, 2007

News Media Contact:	Investor Contact:
Tricia Ingraham	Ron Seeholzer
(330) 384-5247	(330) 384-5783

FIRSTENERGY REPORTS THIRD QUARTER EARNINGS

Akron, Ohio – FirstEnergy Corp. (NYSE: FE) today reported third quarter 2007 basic earnings of $1.36 ($1.34 diluted) per share of common stock on net income of $413 million and revenue of $3.6 billion.  Third quarter 2007 results include a gain of $0.04 per share from the sale of non-core assets.

These results compare with third quarter 2006 basic earnings per share of common stock of $1.41 ($1.40 diluted) on net income of $454 million, and revenue of $3.4 billion.  Third quarter 2006 results include a $0.02 per share charge related to an adjustment to deferred non-utility generation purchased power costs and a $0.01 per share net gain associated with the sale of non-core assets.

“Our solid third quarter results reflect the continued strong execution of our strategies, which focus on enhancing our core operations and financial flexibility,” said President and Chief Executive Officer Anthony J. Alexander.  “As a result of our company’s performance during the first nine months of the year, we are narrowing our full-year 2007 earnings guidance toward the top end of our previous range,” he said.

Full-year 2007 non-GAAP(*) earnings guidance, excluding special items, has been revised to $4.15 to $4.25 per share, from a previous range of $4.05 to $4.25 per share.

Year 2007 Estimated Earnings Per Share -- GAAP to Non-GAAP Reconciliation

Estimated 2007 Basic Earnings Per Share (GAAP)	$4.21 - $4.31
Excluding Special Items:
New Regulatory Asset Authorized by Pennsylvania Public Utility Commission Gain on Sale of Non-Core Assets Trust Securities Impairment	(0.05) (0.04) 0.03
Estimated 2007 Basic Earnings Per Share (Non-GAAP)	$4.15 - $4.25

For the first nine months of 2007, basic earnings per share of common stock were $3.39 ($3.35 diluted), on net income of $1.0 billion and revenue of $9.7 billion.  This compares favorably to basic earnings per share of common stock of $2.99 ($2.97 diluted) in the first nine months of 2006, on net income of $979 million and revenue of $8.8 billion.

Third quarter 2007 results reflected higher purchased power costs due primarily to replacement power purchases for this summer’s 25-day outage at the Perry Nuclear Power Plant.  Net income also declined as a result of a distribution rate decrease in the company’s Metropolitan Edison and Pennsylvania Electric operating companies.  Higher generation revenues had a positive impact on results, and earnings per share benefited from the repurchase of approximately 25 million shares of common stock since August of 2006.

Electric generation sales increased slightly compared to the third quarter of 2006, with a 16 percent increase in the wholesale sector offsetting a 2.1 percent decrease in retail market sales. Kilowatt-hour deliveries to customers through the company’s utility distribution system decreased 0.5 percent compared to the third quarter of 2006.

During the first nine months of the year, the company’s generation fleet posted output of 60.7 million MWH, compared to 61.9 million MWH in the 2006 time period.

FirstEnergy’s Consolidated Report to the Financial Community – which provides highlights on company developments and financial results for the third quarter of 2007 – is posted on the company’s Web site – www.firstenergycorp.com/ir.  To access the report, click on Q3 2007 Consolidated Report to the Financial Community.

The company invites investors, customers and other interested parties to listen to a live Internet Webcast of its teleconference for financial analysts at 1:00 p.m. Eastern Daylight Time today.  FirstEnergy management will present an overview of the company’s financial results for the quarter, followed by a question-and-answer session.  The teleconference can be accessed on the company’s Web site by selecting the Q3 2007 Earnings Conference Call link.  The Webcast will be archived on the Web site.

FirstEnergy is a diversified energy company headquartered in Akron, Ohio.  Its subsidiaries and affiliates are involved in the generation, transmission and distribution of electricity, as well as energy management and other energy-related services.  Its seven electric utility operating companies comprise the nation’s fifth largest investor-owned electric system, based on 4.5 million customers served within a 36,100-square-mile area of Ohio, Pennsylvania and New Jersey; and its generation subsidiaries control more than 14,000 megawatts of capacity.

(*) This news release contains non-GAAP financial measures.  Generally, a non-GAAP financial measure is a numerical measure of a company’s historical or future financial performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with accounting principles generally accepted in the United States (GAAP).   These non-GAAP financial measures are intended to complement, and not considered as an alternative, to the most directly comparable GAAP financial measure.  Also, the non-GAAP financial measures may not be comparable to similarly titled measures used by other entities.

Forward-Looking Statements:  This Consolidated Report to the Financial Community includes forward-looking statements based on information currently available to management. Such statements are subject to certain risks and uncertainties. These statements include declarations regarding our, or our management’s, intents, beliefs and current expectations.  These statements typically contain, but are not limited to, the terms “anticipate,” “potential,” “expect,” “believe,” “estimate” and similar words.  Forward-looking statements involve estimates, assumptions, known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Actual results may differ materially due to the speed and nature of increased competition in the electric utility industry and legislative and regulatory changes affecting how generation rates will be determined following the expiration of existing rate plans in Ohio and Pennsylvania, economic or weather conditions affecting future sales and margins, changes in markets for energy services, changing energy and commodity market prices, replacement power costs being higher than anticipated or inadequately hedged, the continued ability of FirstEnergy’s regulated utilities to collect transition and other charges or to recover increased transmission costs, maintenance costs being higher than anticipated, other legislative and regulatory changes including revised environmental requirements, the uncertainty of the timing and amounts of the capital expenditures needed to, among other things, implement the Air Quality Compliance Plan (including that such amounts could be higher than anticipated) or levels of emission reductions related to the Consent Decree resolving the New Source Review litigation or other potential regulatory initiatives, adverse regulatory or legal decisions and outcomes (including, but not limited to, the revocation of necessary licenses or operating permits and oversight by the Nuclear Regulatory Commission including, but not limited to, the Demand for Information issued to FENOC on May 14, 2007) as disclosed in our SEC filings, the timing and outcome of various proceedings before the PUCO (including, but not limited to, the Distribution Rate Cases and the generation supply plan filing for the Ohio Companies and the successful resolution of the issues remanded to the PUCO by the Supreme Court of Ohio regarding the Rate Stabilization Plan and the Rate Certainty Plan, including the deferral of fuel costs) and the PPUC (including the resolution of the Petitions for Review filed with the Commonwealth Court of Pennsylvania with respect to the transition rate plan for Met-Ed and Penelec), the continuing availability of generating units and their ability to continue to operate at or near full capacity, the ability to comply with applicable state and federal reliability standards, the inability to accomplish or realize anticipated benefits from strategic goals (including employee workforce initiatives), the ability to improve electric commodity margins and to experience growth in the distribution business, the ability to access the public securities and other capital markets and the cost of such capital, the outcome, cost and other effects of present and potential legal and administrative proceedings and claims related to the August 14, 2003 regional power outage, the risks and other factors discussed from time to time in our SEC filings, and other similar factors.  The foregoing review of factors should not be construed as exhaustive.  New factors emerge from time to time, and it is not possible for us to predict all such factors, nor can we assess the impact of any such factor on our business or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statements.  We expressly disclaim any current intention to update any forward-looking statements contained herein as a result of new information, future events, or otherwise.
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